EXHIBIT 4.1

EXECUTION COPY

FIRST AMENDMENT
Dated as of March 1, 2012
to
TRUST AGREEMENT SUPPLEMENT, SERIES 2011-1
Dated as of October 14, 2011

FIRST AMENDMENT, dated as of March 1, 2012 (this “Amendment”), to the TRUST AGREEMENT SUPPLEMENT, SERIES 2011-1, dated as of October 14, 2011 (the “2011-1 Series Supplement”), between Fixed Income Client Solutions LLC, a Delaware limited liability company, as Depositor (the “Depositor”), and The Bank of New York Mellon, a New York banking corporation, as trustee (in such capacity, the “Trustee”) and as securities intermediary, supplemental to the Trust Agreement, dated as of October 14, 2011 (the “Base Trust Agreement” and, as supplemented by the 2011-1 Series Supplement, the “Agreement”), between the Depositor and the Trustee, each relating to the Fixed Income Trust for Goldman Sachs Subordinated Notes, Series 2011-1.

RECITALS

WHEREAS, Section 31 of the 2011-1 Series Supplement provides that the Relevant Servicing Criteria for which the Trustee shall be responsible is set forth in Exhibit E to the 2011-1 Series Supplement (“Exhibit E”), and as otherwise modified by the agreement of the Depositor and the Trustee from time to time;

WHEREAS, the Trustee and the Depositor hereby desire to enter into this Amendment for the purpose of memorializing their agreement to modify Exhibit E by removal of 1122(d)(1)(ii) and 1122(d)(1)(iv) from the Relevant Servicing Criteria to be addressed by the Trustee in its annual assessment of compliance with Regulation AB;

WHEREAS, Section 14 of the 2011-1 Series Supplement provides that any modification or amendment of the 2011-1 Series Supplement be effected in accordance with Section 10.1 of the Base Trust Agreement;

WHEREAS, Section 10.1(a)(iv) of the Base Trust Agreement provides that the Agreement may be amended from time to time by the Depositor and the Trustee without notice to or the consent of any of the Certificateholders to add, change or eliminate provisions with respect to matters arising under the Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and in the Agreement, the Trustee and Depositor agree as follows:

SECTION 1. Definitions.  All capitalized terms not defined herein shall have the meanings given to them in the Base Trust Agreement or the 2011-1 Series Supplement.

SECTION 2. Amendment to 2011-1 Series Supplement.  As of the Effective Date, Exhibit E to the 2011-1 Series Supplement is hereby amended by deleting Exhibit E in its entirety and replacing it with the Exhibit E set forth on Annex A hereo.

SECTION 3.   Miscellaneous.

3.1   Effectiveness. This Amendment shall become effective on the date hereof (the “Effective Date”); provided that the parties hereto shall have received:  (i) a counterpart (or counterparts) of this Amendment, executed and delivered by each of the parties hereto, (ii) an opinion of counsel to the effect that this Amendment shall not cause the Trust to fail to qualify as a grantor trust for federal income tax purposes or result in a sale or exchange of any Certificate for tax purposes, and (iii) written confirmation from each Rating Agency rating the Certificates that this Amendment will not cause such Rating Agency rating the Certificates to reduce or withdraw the rating thereof.

3.2   References to 2011-1 Series Supplement.  Upon the effectiveness of this Amendment, each reference in the 2011-1 Series Supplement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the 2011-1 Series Supplement as amended hereby, and each reference to the 2011-1 Series Supplement in any other document, instrument or agreement executed and/or delivered in connection with the 2011-1 Series Supplement shall mean and be a reference to the 2011-1 Series Supplement as amended hereby.

3.3   Effect on 2011-1 Series Supplement.  Except as specifically amended above, the 2011-1 Series Supplement, the Base Trust Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

3.4   No Waiver.  The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the 2011-1 Series Supplement, the Base Trust Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

3.5   GOVERNING LAW.  THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL APPLY HERETO).

3.6   Successors and Assigns.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

3.7   Headings.  The Section headings in this Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Amendment or any provision hereof.

3.8   Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

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3.9   Trustee.  In executing this Amendment, each of the Depositor and the Trustee shall have the respective rights, protections and immunities given to it under the Agreement.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FIXED INCOME CLIENT SOLUTIONS LLC, as Depositor

By:	/s/ James Whang
Name: James Whang
Title: Treasurer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Maryann Joseph
Name: Maryann Joseph
Title: Vice President

S-1

ANNEX A

EXHIBIT E

RELEVANT SERVICING CRITERIA

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the Trustee, as applicable, shall address, at a minimum, the criteria identified below as applicable to the Trustee:

SERVICING CRITERIA
Reference	Criteria	Trustee Responsibilities
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X

SERVICING CRITERIA
Reference	Criteria	Trustee Responsibilities
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the Reporting Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.
1122(d)(4)(ii)	Pool asset and related documents are safeguarded as required by the transaction agreements.	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the pool asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

SERVICING CRITERIA
Reference	Criteria	Trustee Responsibilities
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

1122(d)(4)(v)	The Reporting Servicer’s records regarding the pool assets agree with the Reporting Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.

SERVICING CRITERIA
Reference	Criteria	Trustee Responsibilities
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.